                                                                       EXHIBIT 5







                                  June 6, 2001

Board of Directors
CoBiz Inc.
821 Seventeenth Street
Denver, Colorado 80202


Gentlemen:

          We have acted as counsel for CoBiz Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 243,728 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), which may be issued pursuant to the First Capital Bank of Arizona Amended and Restated 1995 Stock Option Plan (the "Plan").

          In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the re- offer and re-sale Prospectus included in the Registration Statement. By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

                                                    Very truly yours,

                                                    /s/ Sherman & Howard L.L.C.
                                                    Sherman & Howard L.L.C.